Exhibit 99.1

                   VaxGen Awarded NIAID/NIH Grant to Identify

                  Novel Antigens for Possible New HIV Vaccines

      BRISBANE, Calif. - June 10, 2003 - VaxGen (Nasdaq: VXGN) today announced that it was awarded a phase 2 Small Business Innovation Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID), a part of the U.S. National Institutes of Health (NIH), to identify novel antigens for potential use in future HIV vaccine candidates. The SBIR grant provides up to $2 million for the program and is in addition to the $210,000 that VaxGen received late last year through phase 1 of the grant.

      The SBIR grant comes less than four months after VaxGen announced preliminary results from the world's first Phase III trial of an AIDS vaccine. The trial, which was conducted in North America and Europe, tested the company's AIDSVAX B/B vaccine candidate against sexual transmission of HIV, the virus that causes AIDS.

      "Although results from the Phase III clinical trial of AIDSVAX B/B did not show protection in the study population as a whole, data from the trial are providing valuable insights that may facilitate the development of an effective AIDS vaccine," said Phillip Berman, Ph.D., VaxGen's senior vice president of research and development. "We have amassed a database of full-length gp120 sequences from new infections representing HIV strains transmitted in the community today. This latest NIH SBIR grant will allow us to identify and formulate additional gp120 antigens which could be used in next-generation vaccines."

      Gp120 is the protein on the surface of HIV that the virus uses to attach to human cells. VaxGen's AIDSVAX is designed to induce an antibody response that prevents infection by specific strains of gp120. The vaccine candidate cannot cause HIV infection because it contains no genetic material from the virus.

      VaxGen is continuing to test the hypothesis that the vaccine candidate will prevent HIV infection if it induces a sufficient quantity and quality of antibodies to interfere with attachment of the virus to the cell. However, as the company has previously stated, VaxGen is relying on government and philanthropic funding, such as this SBIR grant, for additional development of AIDSVAX.

      VaxGen plans to use the funding from phase 2 of the SBIR grant to identify the genetic sequence of currently circulating strains of HIV, and clone and express those gp120 antigens to create vaccine candidates for potential animal studies and eventual product development.

      Under phase 1 of the SBIR grant, VaxGen collected HIV samples from recent, naturally occurring infections during its Phase III efficacy trial in the United States and Canada. VaxGen also developed methods for analyzing genetic sequence variation of HIV and began analysis of the data.

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About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com

      AIDSVAX(R) is a registered trademark of VaxGen.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the completion of development efforts for VaxGen's HIV/AIDS vaccine candidate AIDSVAX; VaxGen's plans with respect to identification, expression and cloning of the genetic sequence of currently circulating strains of HIV to create vaccine candidates; and VaxGen's ability to develop and commercialize new multivalent HIV vaccine formulations. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.